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             May 31, 2024

       Jess Jankowski
       President
       NANOPHASE TECHNOLOGIES Corp
       1319 Marquette Drive
       Romeoville , Illinois 60446

                                                        Re: NANOPHASE
TECHNOLOGIES Corp
                                                            Form 10-K filed
March 28, 2024
                                                            File No. 000-22333

       Dear Jess Jankowski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Industrial Applications and

             Services